SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 26, 2007

POSITRON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-24092	76-0083622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1304 Langham Creek Drive, Suite 300, Houston, Texas 77084		95472
(Address of Principal Executive Offices)		(Zip Code)

(281) 492-7100
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 26, 2007, the Registrant executed and consummated a Securities Purchase Agreement (the “Agreement”) with Imagin Diagnostic Centres, Inc., a Canadian corporation and principal shareholder of the Registrant (“IDC”), to acquire 11,523,000 shares of common stock (the “Shares”) of Imaging PET Technologies, Inc., a Canadian corporation and minority-owned subsidiary of the Registrant (“IPT”). The Shares represented approximately a 50.1% of IPT’s issued and outstanding common stock. As a result of the acquisition of the Shares, the Registrant owns 100% of the common stock of IPT. As consideration for the shares, the Registrant and IDC agreed to cancel a promissory note in the principal amount of $2,400,000 made by IDC’s subsidiary, Quantum Molecular Pharmaceuticals, Inc. and later assigned to IDC.

Immediately following the acquisition of the Shares, IPT acquired all of the outstanding capital stock of the Registrant’s wholly-owned subsidiary, Quantum Molecular Technologies, Inc. (“QMT”). The purchase price of the acquisition was $2,800,000, in the form of a promissory note made in favor of the Registrant, payable on or before July 1, 2008, and secured by a pledge of all of the issued and outstanding shares of QMT.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As set forth in Item 1.01, the Registrant’s wholly-owned subsidiary Imaging PET Technologies, Inc., made a promissory note in favor of the Registrant in the principal amount of $2,800,000 (the “Note”). The Note does not bear interest, is due on July 1, 2008 and is secured by a Pledge of all of QMT’s issued and outstanding stock.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Securities Purchase Agreement dated January 26, 2007

99.2	Purchase Agreement dated January 26, 2007

99.3	Non-Negotiable Promissory Noted dated January 26, 2007

99.4	Collateral Pledge Agreement dated January 26, 2007

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

POSITRON CORPORATION

Date: January 30, 2007	By:	/s/ Patrick G. Rooney
Patrick G. Rooney
Chairman of the Board